Exhibit 10.1

SERVICES AND LICENSING AGREEMENT

This SERVICES AND LICENSING AGREEMENT (this “Agreement”) is entered into effective as of the 19th day of October, 2012 (the “Effective Date”), by and between Charles & Colvard Direct, LLC (“CCD”), a North Carolina limited liability company with its principal place of business at 300 Perimeter Park Drive, Morrisville, NC 27560 and JudeFrances Jewelry, Inc. (“JF”), a California corporation with its principal place of business at 2151 Michelson Drive, Suite 170, Irvine, CA 92612.

WHEREAS, CCD, a wholly-owned subsidiary of Charles & Colvard Ltd., operates the direct-to-consumer home party jewelry sales business; and

WHEREAS, CCD desires to engage the services of JF and license certain intellectual property of JF specifically for CCD’s Lulu Avenue™ line to advance its business, for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other valuable consideration, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” means any corporation or business entity controlled by, controlling, or under common control with a Party to this Agreement only for so long as such control continues to exist.  For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

“Agreement Year” means each one year period during the Term, with “Year 1” commencing on the Effective Date, “Year 2” one year thereafter, and so forth.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of October 19, 2012, between CCD and Bamboo Pink, Inc., pursuant to which Bamboo Pink, Inc., sold and conveyed inventory and certain other assets to CCD.

“Bamboo Pink Molds” means the jewelry molds conveyed to CCD by Bamboo Pink, Inc. pursuant to the Asset Purchase Agreement.

 “CCD Marks” means trademarks and service marks, both registered and under common law, as well as trade dress, names, trade names, logos, insignia, symbols, designs, combinations thereof, or other marks identifying CCD or its Affiliates, or its or their respective products, including without limitation the Love Knot Logo.

“Deliverables” means drawings, design art, support renderings, molds, models, samples (and sample review and approval for such designs) for 2 full lines each calendar year (Spring and Fall) with a minimum of at least [****] unique jewelry items including products developed for interim holiday/seasonal campaigns, and related marketing materials, provided that CCD will pay the third party manufacturers cost (if any) for building any molds, all as further described on Exhibit A.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

“Intellectual Property Rights” means any trade secret, patent, copyright, trademark, know-how, moral, and similar rights of any type under the applicable laws of any governmental authority, domestic or foreign, including without limitation all applications, registrations, and issuances relating to any of the foregoing.

“JF Name” means “JudeFrances” and such other names, service marks, logos, insignia or trademarks identifying JF or its Affiliates as mutually agreed by the Parties in writing.

“Love Knot Logo” means the “love knot” logo comprising or incorporating the “love knot” trademark, U.S. Registration No. 4,180,227, conveyed by Bamboo Pink, Inc. to CCD pursuant to the Asset Purchase Agreement.

“Lulu Avenue Brand” means the logos, symbols, designs and combinations thereof bearing the JF Name and the CCD Marks, as developed by one or both Parties during the Term and approved in writing by CCD.

“Net Revenue” means the amounts received by CCD for sales by CCD of the Products, less all (a) applicable refunds and returns, (b) sales credits accrued in accordance with generally accepted accounting principles, (c) applicable taxes, (d) reimbursement of customer expenses or pass-through costs from customers, or (e) other similar deductions.

“Party” means CCD or JF; and “Parties” means CCD and JF, collectively.

“Products” means the fashion and moissanite jewelry manufactured by or on behalf of Lulu Avenue, a division of CCD, which replicates the jewelry designs provided by JF as Deliverables under this Agreement.

“Royalty Payments” means the 2012 Net Revenue Payment and Post-2012 Net Revenue Payments, collectively.

“Services” has the meaning set forth in Section 2.

2.	SERVICES

2.1 Services.  Subject to the terms and conditions of this Agreement, during the Initial Term and any Renewal Terms, JF shall develop and provide to CCD those services identified on the attached Exhibit A and otherwise in this Agreement (“Services”) and the Deliverables. Unless otherwise distinguished in this Agreement, “Services” and “Deliverables” shall collectively be referred to as “Services.”  Unless otherwise set forth in this Agreement, JF shall furnish, at its own expense, the equipment, supplies and other materials used to perform the Services.  CCD shall not control the manner or means by which JF performs the Services.  Any additional services that CCD may request be provided by JF (including, for example, graphic design services) shall be subject to mutual agreement of the Parties as to such services and JF’s compensation therefor, which shall be set forth in an addendum executed by the Parties.

2.2 Project Management.  The Parties shall, during the Initial Term and any Renewal Terms, maintain within its organization a project manager to serve as such Party’s primary point of contact for day-to-day communications, consultation and decision-making regarding the Services hereunder. Each such project manager shall be responsible for providing all day-to-day consents and approvals. The project managers shall meet no less than each calendar quarter during the Initial Term and any Renewal Terms to track performance against contractual obligations, and address ways to improve the execution of the obligations hereunder.  The Parties shall ensure its project manager has the requisite organizational authority, and necessary skill, experience and qualifications, to perform in such capacity. Each of CCD’s and JF’s initial project managers are: For CCD, Sondra Johnson, Director of Merchandising (sjohnson@charlesandcolvard.com) for product development; and for JF, Susan Bush, Vice President (susan@judefrances.com). The Parties shall use commercially reasonable efforts to maintain the same project manager in place throughout the Initial Term and any Renewal Terms. If either CCD’s or JF’s project manager ceases to be employed by such Party or such Party otherwise wishes to replace its project manager, such Party shall promptly name a new project manager by written notice to the other Party.

3.	LICENSE GRANTS

3.1 License to the JF Name.  Subject to the terms and conditions of this Agreement, JF hereby grants to CCD a worldwide, exclusive, non-transferable license to use and display and have used and displayed during the Term the JF Name and JF Property (to the extent incorporated into Deliverables hereunder or as otherwise provided as part of the Services) solely as part of the Lulu Avenue Brand (and not for use other than in association with the Lulu Avenue Brand) in connection with the branding, design, marketing, advertisement, promotion, sales and distribution of the Deliverables and Products, solely through a direct-to-consumer home-based jewelry business opportunity channel (or, with JF’s prior written consent, to be granted or withheld at JF’s discretion, other sales channels), all in accordance with JF’s trademark guidelines furnished by CCD to JF in writing.  For the avoidance of doubt, the foregoing license does not apply outside of the direct-to-consumer home-based jewelry business opportunity channel (or as otherwise approved with JF’s prior written consent), and nothing hereunder is intended to restrict JF from using the JF Name outside of the direct-to-consumer home-based jewelry business opportunity channel.  Any use by CCD of the JF Name pursuant to this license right must be pre-approved in writing (not to be unreasonably withheld or conditioned) by one of the following JF’s representatives:  Frances Gadbois, Susan Bush or any other project manager designated by JF in writing from time to time.  If such JF representative does not respond to a request from CCD for such approval in writing by the forty-ninth (49th) hour after CCD’s written request for such approval, the written approval by JF shall be deemed given for purposes of this Agreement.  For clarity, written requests for approval and approvals may be provided through traditional means or the use of email correspondence.

3.2 License to CCD Marks.  Subject to the terms and conditions of this Agreement, CCD hereby grants to JF a worldwide, non-exclusive, non-transferable license to use the CCD Marks solely in connection with JF’s development of the Lulu Avenue Brand and performance of the Services involving the branding and sourcing of the Products in accordance with the terms of this Agreement and CCD’s trademark guidelines furnished by CCD to JF in writing from time to time, and for no other purpose.

3.3 Reservation of Rights.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed as granting a Party any rights to use, or any other rights in or to, the Intellectual Property Rights of another Party.  All goodwill arising out of use of a Party’s Marks will inure solely to the benefit of the owner of such Marks.

4.	FEES AND EXPENSES

4.1 Consideration. As full compensation for the Services and the rights granted to CCD in this Agreement, CCD shall pay JF the following amounts during the Initial Term and any Renewal Terms:

4.1.1 $[****] in each Agreement Year (“Agreement Year Payment”), provided that in the event this Agreement is terminated other than at the end of an Agreement Year, such fees will be prorated through the date of such termination.

4.1.2 [****]% of Net Revenue in 2012 (“2012 Net Revenue Payment”).

4.1.3 Beginning January 1, 2013 and continuing during the remainder of the Term (collectively, “Post-2012 Net Revenue Payment”):

Net Revenue in a Calendar Year (in USD)	Percentage of Net Revenue Payable to JF
Up to $[****]	[****]%
$[****] up to $[****]	[****]%
$[****]up to $[****]	[****]%
$[****]up to $[****]	[****]%
$[****]up to $[****]	[****]%
$[****]up to $[****]	[****]%
$[****]up to $[****]	[****]%
Over $[****]+	[****]%

4.2 Payment Terms.

4.2.1 Agreement Year Payment.  Subject to the terms of this Agreement, CCD shall make the Agreement Year Payment in monthly intervals, with the first such installment payable upon the Effective Date, and subsequent installments at the beginning of each calendar month thereafter during the Initial Term and any Renewal Terms.

4.2.2 Royalty Payments.  Subject to the terms of this Agreement, the 2012 Net Revenue Payment shall be calculated as of December 31, 2012, and paid on or before January 15, 2013.  The Post-2012 Net Revenue Payments shall be calculated as of the last day of each calendar quarter using the Net Revenue actually received by CCD in that calendar quarter as soon as practical, but not later than 15 days after each calendar quarter accounting close.

4.3 Expenses.

4.3.1 CCD will reimburse JF for all reasonable and documented business travel expenses incurred by JF employees to the extent such travel is for the benefit of CCD (e.g., if a business trip pursuant to this section is made equally for the business purposes of JF and CCD, CCD would reimburse JF for half of the reimbursable business travel expenses).

4.3.2 CCD will reimburse JF for all reasonable and documented, out-of pocket business expenses incurred by JF in connection with its performance of the Services (including, without limitation, postage, shipping, courier, printing and other similar charges), but excluding than JF’s overhead and employee compensation expenses.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

4.3.3 It shall be considered reasonable to utilize business class for flights that are four (4) hours or more in duration.

4.3.4 CCD will pay direct all jewelry samples, models and molds used for the Deliverables.

4.3.5 Notwithstanding anything herein to the contrary, CCD must approve in writing in advance all costs and expenses payable hereunder, other than travel expenses, that are over $500.

4.3.6 CCD will pay direct manufacturing costs, including insurance, freight and duties.  CCD will reimburse JF for any such reasonable and documented costs incurred by JF (subject to advance approval as required by Section 4.3.5) and will reimburse any documented production commissions for which the CCD and JF have mutually agreed in writing in advance. Without limiting the generality of the foregoing, CCD agrees that it and JMO Corp. have or will enter into, and during the Term CCD will maintain (to the extent JMO Corp. abides by the terms and conditions thereof), at CCD’s expense, a contractor’s agreement pursuant to which JMO Corp. will provide production management services with respect to the Products designed by JF pursuant to this Agreement that are manufactured for the Lulu Avenue Brand.

4.3.7 JF shall submit any permitted expenses for which payment is due from CCD according to the terms of this Agreement for reimbursement by CCD within twenty (20) days of the end of each month during the Term.  CCD will pay all undisputed amounts of each such invoice from JF within twenty (20) days after CCD’S receipt thereof.  CCD may dispute invoiced amounts in good faith; provided, however, that the Parties shall negotiate in good faith promptly to resolve any such disputes.  Upon resolution of any such dispute, any formerly disputed amounts that are determined to be payable by CCD pursuant to such resolution shall be paid to JF within fifteen (15) days after such resolution.

4.4 Taxes.  All amounts payable under this Agreement are exclusive of all use, sales, property, value added, withholding and other taxes.  Each Party will be responsible for and pay all such taxes, except for taxes payable on the income of the other Party or its Affiliates.  If a Party is exempt from paying such taxes, it will provide the other Party with evidence of such exemption.

4.5 Audit Right.  CCD shall keep complete and accurate books and records showing the description price, quantity and date of manufacture and sale of all Products.  CCD shall make such books and records available during normal business hours for inspection and audit by JF (or its authorized representative), who shall be entitled to take copies of or extracts from the same.  If such inspection or audit should reveal a discrepancy in the royalties paid from those payable under this Agreement, CDD shall immediately make up the shortfall and shall reimburse JF for any professional charges incurred for such audit or inspection.  Such inspection and audit right of JF shall expire six (6) months after expiration of the Tail Period.

5.	TERM AND TERMINATION

5.1 Term of Agreement.  This Agreement commences as of the Effective Date and shall remain in effect for three (3) years (“Initial Term”), unless terminated earlier in accordance with the provisions hereof.  CCD shall have the option to extend the term of this Agreement for an additional period of one (1) year (a “Renewal Term”), provided that the option to extend in the first year may only be exercised if (i) this Agreement has not yet terminated, (ii) CCD is in material compliance with its obligations under the terms of this Agreement, and (iii) the Net Revenue for the Products exceeds [****] Dollars ($[****]) in the Agreement Year immediately preceding the Renewal Term.  Such option may be exercised (if exercisable) by written notice to JF given not later than sixty (60) days prior to the end of the Initial Term.  The Initial Term and the Renewal Term, if any, are collectively referred to herein as the “Term”.  This Agreement may be extended for such additional period or periods as may be mutually agreed by CCD and JF.

5.2 Termination.  A Party may terminate this Agreement at any time upon material breach by another Party of the obligations herein, provided that it has first provided written notice to the other Parties of the breach and the other Parties have failed to cure such breach within thirty (30) days following such notice.

5.3 Effect of Termination.

(a)           Obligations of JF.  Upon expiration or termination of this Agreement for any reason, or at any other time upon CCD’s written request, JF shall within ten (10) days after such expiration or termination (i) deliver to CCD all Deliverables (whether complete or incomplete), CCD Property (including without limitation molds for the CCD Property) and materials provided for JF’s use by CCD; (ii) deliver to CCD all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information of CCD; (iii) permanently erase all of the Confidential Information of CCD from JF’s computer systems; (iv) cease using the CCD Marks; and (v) certify in writing to CCD that JF has complied with the requirements of this Section.

(b)           Obligations of CCD.  Upon expiration or termination of this Agreement for any reason (and regardless of fault of or breach of this Agreement by either party), CCD shall (i) pay JF on a proportional basis any fees then due and payable for any Services completed up to and including the date of such termination, and continue the Royalty Payments pursuant to this Agreement; and (ii) deliver to JF all JF Property (including without limitation molds for the JF Property).

(c)      Sell-Off Period.  Following the expiration or termination of this Agreement, CCD may continue selling off its existing inventory of Products, inventory that is work-in-process and may replenish orders of existing Products for sale and distribution, and during such period CCD may continue to include the JF Name in marketing materials (as and to the extent herein provided) for such purposes as set forth above, all of the foregoing for a period of two (2) years following the date of such expiration or termination (such period, the “Tail Period”); provided, that all sales of such inventory to be governed by the terms of this Agreement, including but not limited to the provisions relating to payment of royalties.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

5.4 Survival.  Notwithstanding any other provision of this Agreement, the “Term” shall be deemed to end upon the termination of this Agreement; however, the terms and conditions of Sections 1, 4.1.2, 4.1.3 (with respect to Products marketed and sold using the Lulu Avenue Brand), 4.2.2, 4.3 (to the extent of expenses incurred prior to termination), 4.4, 5.3, 5.4, 6, 7, 8.2, 9-13 shall survive the expiration or termination of this Agreement for any reason whatsoever, and the terms and conditions of Section 3.1 shall survive the expiration or termination of this Agreement for any reason whatsoever for duration of the Tail Period, provided, however, that upon expiration of Section 13.4.1(b), the license in Section 3.1 shall automatically convert to a non-exclusive license.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1 JF Property.  CCD acknowledges that JF possesses certain inventions, processes, know-how, trade secrets, designs, other intellectual properties, and other assets, which have been independently developed or obtained by JF and which relate to its business or operations, including without limitation the JF Name, the Bamboo Pink Molds, and all Intellectual Property Rights associated therewith (collectively, “JF Property”).  Except as otherwise expressly set forth under this Agreement, as between the Parties, all right, title and interest in and to the JF Property, and all improvements and modifications thereof created, conceived or otherwise developed by JF in connection with its performance under this Agreement shall be and remain the exclusive property of JF.  For clarity, any molds of designs that constitute JF Property shall themselves constitute JF Property.

6.2 CCD Property.  JF acknowledges that CCD possesses certain inventions, processes, know-how, trade secrets, designs, other intellectual properties, and other assets, which have been independently developed or obtained by CCD and which relate to its business or operations, including without limitation the Love Knot Logo, and all Intellectual Property Rights associated therewith (collectively, “CCD Property”).  Except as otherwise expressly set forth under this Agreement, as between the Parties, all right, title and interest in and to CCD Property, and all improvements and modifications thereof created, conceived or otherwise developed by CCD in connection with its performance under this Agreement shall be and remain the exclusive property of CCD.  For clarity, any molds of designs that constitute CCD Property shall themselves constitute CCD Property.  For the avoidance of doubt, CCD Property excludes the Bamboo Pink Molds.

6.3 Intellectual Property Developed in Connection with Agreement.  All inventions, processes, know-how, trade secrets, designs, other intellectual properties, and other assets, developed, conceived, or prepared or created by a Party or its agents with respect to the Services, Deliverables, or Products, including all Intellectual Property Rights associated therewith or other Intellectual Property Rights, shall be owned by the preparing or creating Party as “JF Property” or “CCD Property,” as the case may be, to be set forth in an addendum executed by the Parties that incorporates this Agreement by reference with reasonably specific reference to such property and designating the preparing or creating Party thereof.  For clarity, to the extent that CCD provides specifications for a Deliverable or Product or other creation hereunder, such specifications and all Deliverables, Products, molds, and other materials created therefrom and all Intellectual Property Rights therein, shall be CCD Property, except as otherwise expressly provided in such addendum.  Notwithstanding anything herein to the contrary, all molds that incorporate the Love Knot Logo as an integral part thereof (and not just as a stamp or other ancillary component of the design) shall be CCD Property, except as otherwise expressly provided in such addendum.

Notwithstanding the foregoing, each Party agrees that advice, feedback, criticism or comment given by it to the other Party in connection with the other Party’s Intellectual Property Rights are given to that Party without claim of intellectual property right, may be used by the receiving Party freely and without restriction, and will not enable the giving Party to claim any interest in or ownership of such other Party’s Intellectual Property Rights.  Each Party hereby irrevocably and unconditionally assigns to the other Party and forever waives and agrees never to assert against the other Party all right, title, and interest, including without limitation all Intellectual Property Rights, in and to such feedback.

6.4 Jointly Created Property.  If the Parties intend the joint creation of any Property in the course of performance under this Agreement, they agree to set forth such Property in an addendum hereto in which they will each acknowledge that fact in writing with reasonably specific reference to the Property to be created and a written project plan therefor.  All jointly created Property (including without limitation molds and designs) will be owned by CCD, except as otherwise expressly provided in an addendun.  Advice, feedback, criticism or comment by one Party regarding the other Party’s development of Property will not constitute joint production, except as otherwise expressly set forth hereunder.

6.5 Third Party Materials.  JF shall not knowingly include in the Deliverables, and operation of the Deliverables in accordance with the specifications and documentation shall, to JF’s knowledge, not require the use of, any materials owned or licensed by any third party (including Affiliates of JF) (“Third-Party Materials”), other than Third-Party Materials expressly approved by CCD and described in the applicable exhibit and licensed to CCD in accordance with this Section (“Approved Third-Party Materials”).  Not later than the date specified on the applicable exhibit, JF shall secure for the benefit of CCD, at JF’s sole cost and expense, all necessary, rights, licenses, consents and approvals necessary for CCD to use the Approved Third-Party Materials in connection with its business operations or any portion thereof or successor thereto, perpetually and worldwide, and to freely sublicense and assign such rights in connection with sublicensing or assigning, as the case may be, the Deliverables or any portion thereof or successor thereto.  Promptly upon execution of such license agreements, JF shall provide CCD with copies thereof. All royalties, license fees or other consideration payable in respect of such licenses for Approved Third-Party Materials are included in the fees hereunder unless specifically stated otherwise in the exhibit, and any additional amounts shall be the sole responsibility of JF.

7.	CONFIDENTIALITY

7.1 Confidential Information. “Confidential Information” of a Party, (the “Disclosing Party”), means any information or proprietary materials (in every form and media) of such Party, designated in writing as “Confidential,” “Proprietary,” or the like, or that a Party has a reasonable basis to believe is confidential or proprietary, made available to, disclosed to or otherwise obtained by another Party (the “Receiving Party”) in connection with the Agreement, including, but not limited to, information relating to the Disclosing Party’s products, services and/or service plans, trade secrets, inventions, data, designs, reports, analyses, costs, prices or discount structure, names, customer lists, finances, marketing plans, business plans, strategic plans or business opportunities.

7.2 Use of Confidential Information.  The Disclosing Party retains all right, title and interest in, to and under its Confidential Information and grants only the rights expressly described in the Agreement.  The Receiving Party agrees not to use any Confidential Information of the Disclosing Party for any purpose except for performing the Receiving Party’s obligations pursuant to the Agreement.  The Receiving Party shall promptly notify the Disclosing Party in the event of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

The Receiving Party: (i) may copy the Disclosing Party’s Confidential Information only as required to perform its obligations hereunder and shall reproduce the Disclosing Party’s proprietary rights notices on any such copies, in the same manner in which such notices were set forth in or on the original; (ii) must return or destroy the Disclosing Party’s Confidential Information when no longer needed, upon request, or at termination or expiration of the Agreement; (iii) must use the same care it uses to protect, and avoid unauthorized disclosure, release, or use of its own Confidential Information of like importance, but not less than reasonable care; (iv) may disclose the Disclosing Party’s Confidential Information only to those employees, affiliates and independent contractors who have a need to know and use the Confidential Information for purposes permitted or required by this Agreement, provided that the employees, affiliates and independent contractors have agreed in writing, prior to any disclosure of Confidential Information to any such employee, affiliate or independent contractor, to maintain the confidentiality of the information under terms no less stringent than those specified herein and are not competitors of the Disclosing Party; and (v) may use Confidential Information to perform its obligations under this Agreement, and its employees, affiliates and independent contractors with a need to know are authorized to do the same.

7.3 Exclusions from Confidential Information.  Notwithstanding the provisions of Section 7.2, the following will not be considered Confidential Information under this Agreement: (a) information that is independently developed by the Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; (b) information that is or has become publicly known through no fault or act of the Receiving Party; (c) information that is lawfully known by the Receiving Party at the time of disclosure and is not subject to restriction; and (d) information that is lawfully obtained, without a duty of confidentiality, from a third party that rightfully makes such disclosure without breach of a duty of confidentiality or other wrongful act by the Receiving Party.  The Receiving Party may disclose Confidential Information of the Disclosing Party if required to do so by law; provided that the Receiving Party promptly furnishes the Disclosing Party with written notice of such legally required disclosure and cooperates with the Disclosing Party’s reasonable efforts, at Disclosing Party’s cost and expense, to obtain a protective order or other appropriate protection of the Disclosing Party’s Confidential Information.

8.	WARRANTIES

8.1 Mutual Representations and Warranties.  Each Party represents and warrants to the other Parties that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporation action on the part of such Party; (c) it has all of the rights and licenses necessary to perform its obligations under this Agreement and to grant the other Parties the rights and licenses that are granted herein; and (d) this Agreement constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms.

8.2 JF Representations and Warranties.  JF represents and warrants to CCD that:

8.2.1 the Services shall function and perform in all material respects in accordance with the applicable Documentation, all express specifications, drawings, plans, instructions, samples and other descriptions, as well as any other criteria referred to in the applicable exhibit or mutually agreed by the Parties in writing;

8.2.2 JF shall perform all activities in a good, timely, efficient, professional and workmanlike manner using diligence, due care and skill and at a level at least equivalent to industry standards and practices; provided, however, that where this Agreement specifies a particular standard or criteria for performance, this warranty is not intended to and does not diminish that standard or criteria for performance;

8.2.3 the provision of the Services hereunder will not violate any applicable laws, rules or regulations, and will not conflict with or result in any breach or default under any contracts or agreements to which JF is bound;

8.2.4 except as otherwise expressly provided hereunder, CCD will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

8.2.5 to the best knowledge of JF, the Services (which, for clarity, include Deliverables) do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity; and

8.2.6 JF is the sole and exclusive owner of the JF Name and JF Property; (b) Love Knot Logo is valid, in existence and registered with the U.S. Patent and Trademark Office; (c) there are no claims and/or actions by any third party relating to the JF Name or and JF Property; and (d) JF has the right to grant CCD the license to use the JF Name and JF Property as described herein.

9.	INSURANCE

During the Term, JF shall maintain in force adequate workman’s compensation, commercial general liability, and other forms of insurance, in each case with insurers reasonably acceptable to CCD, with policy limits sufficient to protect and indemnify CCD and its Affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members and controlling persons, from any losses resulting from JF’s or JF’s agents, servants or employees conduct, acts, or omissions. CCD shall be listed as additional insured under such policy, and JF shall forward a certificate of insurance verifying such insurance upon CCD’s written request, which certificate will indicate that such insurance policies may not be cancelled before the expiration of a thirty (30) day notification period and that CCD will be immediately notified in writing of any such notice of termination.

10.	INDEMNITY

10.1 Each Party shall indemnify, defend and hold harmless the other Party, its directors, officers and employees (each Party obligated to indemnify hereunder, an “Indemnitor” and each Party entitled to indemnification hereunder, an “Indemnitee”) from and against any claims, demands, suits, actions, causes of action, costs, losses and expenses (including, without limitation, reasonable attorneys’ fees and costs) brought by a third party (collectively, “Claims”) suffered, assessed against or otherwise incurred by the Indemnitee as a result of Indemnitor’s (a) breach of any covenant or agreement under the terms of this Agreement or (b) negligent act, omission or willful misconduct.  Further, JF shall indemnify, defend and hold harmless CCD, its directors, officers and employees from and against any Claims suffered, assessed against or otherwise incurred by CCD arising out of or relating to any claim or allegation that the Deliverables infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

10.2 Without limiting JF’s indemnification obligations pursuant to Section 10.1 or obligations elsewhere in this Agreement, if JF, based on advice of counsel obtained at JF’s expense, believes that any of the Deliverables may violate a third party’s Intellectual Property Rights, CCD will immediately cease its use of the Deliverables as reasonably requested in writing by JF and will cooperate with JF in modifying the Deliverables to be non-infringing or, to obtain a license to allow for continued use, provided that JF shall not be responsible for the payment of any royalties or other amounts under any such license.

11.	LIMITATION OF LIABILITY

IN NO EVENT A PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS AND LOST BUSINESS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE ARISING OUT OR RELATED TO THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  Notwithstanding anything to the contrary contained herein, the limitations of liability contained in this Section shall not apply to the Parties’ indemnification obligations under this Agreement, or any termination of this Agreement other than as expressly provided hereunder.

12.	NOTICES

Except as specifically provided herein, all notices required hereunder shall be in writing and shall be given by personal delivery, international courier service of recognized reputation (e.g., DHL), or by airmail, certified or registered, postage prepaid, return receipt requested, to the Parties at their respective addresses as set forth below, or to any Party at such other addresses as shall be specified in writing by such Party to the other Party in accordance with the terms and conditions of this Section 12.  Advance copy may be provided to the e-mail address below, followed by original document being provided as previously stated.   All notices shall be deemed effective upon personal delivery, or one business day following receipt or seven days following deposit in the mail in accordance with this Section 12, or three business days following deposit with any international courier service of recognized reputation (e.g., DHL) in accordance with this Section 12.

CCD:

Charles & Colvard Direct, LLC
Attn: Randall N. McCullough
Manager
300 Perimeter Park Drive, Suite A
Morrisville, NC 27560

JF:
JudeFrances Jewelry, Inc.
Attn: Frances Gadbois
President
2151 Michelson Drive, suite 170
Irvine, CA 92612

With a copy to:

Bryan Friedman, Esq.
Friedman, Stroffe and Gerard PC
19800 MacArthur Boulevard, Suite 1100
Irvine, California 92612

13.	MISCELLANEOUS

13.1 Entire Agreement.  This Agreement (including Exhibit A, incorporated herein by reference) constitutes the entire agreement among the Parties, and supersedes all prior oral and written understandings, among the Parties regarding the subject matter hereof. There are no agreements, understandings or promises, whether express or implied, that a Party has relied upon in signing this Agreement or that will be legally binding or enforceable against a Party other than this Agreement. Any modifications to this Agreement must be in writing and signed by authorized representatives of CCD and JF.

13.2 Press Release. CCD and JF agree to the mutual development and issuance within thirty (30) days of the Effective Date of a press release by CCD announcing the relationship contemplated by this Agreement.

13.3 Independent Parties.  Nothing contained herein shall be deemed to create or be construed as creating a joint venture or partnership among the Parties.  Neither Party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other Party.  Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind such other Party in any manner.  Further, it is not the intention of this Agreement or of the Parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth shall be construed so as to confer upon any third party or entity other than the Parties hereto a right of action under this Agreement or in any manner whatsoever.

13.4 Non-Solicitation and Non-Compete.

13.4.1 JF agrees that during the Term and (a) for a period of twelve (12) months thereafter, JF shall not make any solicitation to employ CCD’s personnel without written consent of CCD, to be given or withheld in CCD’s sole discretion; provided, however, that such restriction shall not apply with respect to any individual who prior to the date hereof was an employee or independent contractor of JF or Bamboo Pink, Inc.; and (b) for a period of twelve (12) months thereafter, or if a court finds twelve (12) months excessive, then six (6) months thereafter, JF agrees that it shall not, directly or indirectly through one (1) or more Affiliates or intermediaries, engage in the business of marketing, distribution or sale of jewelry in the direct-to-consumer home-based jewelry business opportunity channel.  In addition, JF will not make any further use of the Love Knot Logo, other than in connection with its Services under this Agreement and the design of the Deliverables hereunder.

13.4.2 CCD agrees that during the Term and for a period of twelve (12) months thereafter, CCD shall not make any solicitation to employ JF’s personnel without written consent of JF, to be given or withheld in JF’s sole discretion.

13.5 Waiver.  No waiver of any provision of this Agreement or any rights or obligations of a Party hereunder shall be effective, except pursuant to a written instrument signed by the Party or Parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

13.6 Amendments.  All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by authorized representatives of both Parties in accordance with the other terms of this Agreement regarding modifications.

13.7 Severability of Provisions.  In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

13.8 Assignment.  Neither JF nor CCD shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other Party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.  For purposes of this Agreement, a change in ownership of less than fifty-one percent (51%) of the membership interests of CCD or shares of JF shall not be deemed an assignment or delegation of this Agreement, unless within six (6) months of such change in control two (2) or more named executive officers of the relevant company are changed.  Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the Parties hereto and their respective successors and assigns.

13.9 Forum and Jurisdiction.  This Agreement and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the State of North Carolina without regard to conflict of laws principles.  The exclusive venue for any dispute relating to this Agreement shall be in the courts of New York, New York.

13.10 Further Assurances.  The Parties shall execute and deliver such additional instruments and other documents reasonably requested by such other Party in connection with the transactions contemplated by this Agreement and consistent with the terms hereof to memorialize, perfect or otherwise give effect to the transactions contemplated hereby.

13.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[signature page follows]

[Signature Page to Services and Licensing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CHARLES & COLVARD DIRECT, LLC	JUDEFRANCIS JEWELRY, INC.

By:  /s/ Randall N. McCullough                                         By:  /s/ Frances Gadbois

Name:           Randall N. McCullough                                                                Name:       Frances Gadbois

Title:           President and CEO                                                                          Title:         President

EXHIBIT A

SERVICES

Description of Deliverables:

Product and Design Development
•
Design of all fashion and moissanite jewelry from scratch and exclusive to CCD’s Lulu Avenue™ line* and related production of design art, support renderings, samples and sample review and approval for such designs.

•	The Parties will collaborate to design and develop in a timely manner the Lulu Avenue Brand for use in connection with the products and designs created hereunder.
•
Provide all design (including related production of drawings, design art, support renderings, molds, models, samples and sample review and approval for such designs) for 2 full lines each calendar year (Spring and Fall) with a minimum of at least [****] unique jewelry items including products developed for interim holiday/seasonal campaigns, and related marketing materials.

•
The first of such line for the Spring 2013 Lulu Avenue catalog will be designed, with all materials in place including samples for photography, product descriptions, estimated landed cost, and manufacturing lead times as soon as practical, with delivery to CCD no later than [****] for jewelry designed to incorporate Charles & Colvard Created Moissanite® and [****] for fashion jewelry, unless otherwise mutually agreed by the Parties in writing. Future line dates will be negotiated with JF with estimated due dates to be mutually agreed by the Parties in writing.

•	At least [****]% of each line shall be designed to incorporate Charles & Colvard Created Moissanite® products.
•	A minimum of [****]% of each full line shall be new, non-core product.
•	A minimum of [****]% of each interim holiday/seasonal campaign offering shall be new, non-core product.
•	For clarity, the definition of “Deliverables” hereunder does not include the JF Name.

*All references to CCD’s Lulu Avenue™ line or similar references includes any such successor or re-branded lines.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Description of Services:

Complete Re-Branding of CCD’s Lulu Avenue™ jewelry line
•
Consultive support with respect to the branding and re-branding for the CCD Lulu Avenue™ jewelry line collection, website, promotional materials and packaging, display elements including without limitation review of all colors, art elements, and all collateral materials and JF review and approval on the Lulu Avenue™ Style Guide.  All graphic design work is to be paid for directly by CCD.

Pre-Production Marketing & Branding Support
•	All pre-production planning and implementation including but not limited to:
o	Design and branding support for the collection, display and packaging for all Lulu Avenue™ jewelry items.
o	Review of all colors, art elements, etc. for the Lulu Avenue™ Style Guide.
o	Design art, supporting renderings, sampling, sample review and approval for the Lulu Avenue™ line.
o
All demand planning is at the sole discretion of CCD, and CCD shall approve in writing in advance all pricing and order execution, including without limitation,  all designs and related branding, quality and specification requirements, and purchase orders and pricing prior to the submission of any manufacturing orders for the Products by JF.

o
JF shall provide all consultative support in connection with pre-production sourcing and manufacturing activities, including without limitation, liaising with mutually approved manufacturers and suppliers to submit and process Product orders approved in writing by CCD, and on any quality, delivery, acceptance and related matters.

Production Management
•	Oversee production of all Lulu Avenue™ jewelry items designed by JF to ensure CCD-approved quality and specification requirements are met.
•
All quantity demand planning is at the sole discretion of CCD, and CCD shall approve in writing in advance all pricing and order execution, including without limitation, all designs and related branding, quality and specification requirements, and purchase orders and pricing prior to the submission of any manufacturing orders for the Products by JF.

•
JF shall provide all consultative support in connection with pre-production sourcing and manufacturing activities, including without limitation, liaising with mutually approved manufacturers and suppliers to submit and process Product orders approved in writing by CCD, and on any quality, delivery, acceptance and related matters.

•
All shipment and delivery of the Products shall be direct from the manufacturer or supplier to CCD or its designee to receive such orders, as provided to JF in writing by CCD.  JF agrees that it will not take receipt of Products unless agreed by the Parties in writing in advance.

Field Sales Support

•	At least [****] in-person appearances annually to promote field growth and brand of the Lulu Avenue™ jewelry line.
•
Monthly short video appearances and blogs (social media to be managed, written and updated by CCD, JF to provide content topics) to promote the branding, style and use tips, etc. regarding the Lulu Avenue™ jewelry line to excite interest.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.